Exhibit 99.1

Alkermes Contacts:
For Investors:	Sandy Coombs, +1 781 609 6377
For Media:	Katie Joyce, +1 781 249 8927

Alkermes Appoints Joshua Reed as Chief Financial Officer

DUBLIN, Sept. 12, 2025 – Alkermes plc (Nasdaq: ALKS) is pleased to announce the appointment of Joshua Reed as Chief Financial Officer (CFO), effective Monday, Sept. 15, 2025. Mr. Reed will report to Richard Pops, Chief Executive Officer of Alkermes, and will join the company’s management committee.

“I’m delighted to be joining Alkermes and look forward to working with Richard and the team to build on Alkermes’ strong financial foundation and advance its strategic priorities with a financial strategy that supports continued innovation, operational excellence and long-term growth,” said Mr. Reed.

Mr. Reed brings over 30 years of financial leadership experience, with a strong focus in the biotechnology and pharmaceutical sectors. Most recently, he served as CFO of Omega Therapeutics, a then publicly-traded biotechnology company. Prior to that, he was the CFO at Aldeyra Therapeutics. Earlier in his career, Mr. Reed spent more than a decade at Bristol Myers Squibb, culminating in his role as Vice President and Head of Finance Operations for the U.S. and Puerto Rico. His experience also includes roles at JPMorganChase, Credit Suisse First Boston, and Chase Manhattan Bank.

Mr. Reed currently serves on the board of directors of Scholar Rock Holding Corporation, a publicly-traded biotechnology company. He earned a Bachelor of Science in Finance from Rutgers University and a Master of Business Administration from the University of Michigan’s Ross School of Business.

“We are pleased to welcome Joshua to Alkermes at such an exciting time in our company’s evolution,” said Mr. Pops. “Joshua brings a wealth of financial expertise and strategic insight from his extensive experience in the biopharmaceutical industry. We gain his financial acumen and dedication to excellence as we continue to focus on driving strong performance across our commercial business, advancing our pipeline, and delivering long-term shareholder value. I look forward to the positive impact he will have across our organization.”

About Alkermes plc
Alkermes plc (Nasdaq: ALKS) is a mid-cap growth and value equity global biopharmaceutical company that seeks to develop innovative medicines in the field of neuroscience. The company has a portfolio of proprietary commercial products for the treatment of alcohol dependence, opioid dependence, schizophrenia and bipolar I disorder, and a pipeline of clinical and preclinical candidates in development for neurological disorders, including narcolepsy and idiopathic hypersomnia. Headquartered in Ireland, Alkermes also has a corporate office and research and development center in Massachusetts and a manufacturing facility in Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.